Exhibit 99.1

Schlumberger Announces Second-Quarter 2009 Results

PARIS, July 24, 2009 – Schlumberger Limited (NYSE:SLB) today reported second-quarter revenue of $5.53 billion versus $6.00 billion in the first quarter of 2009, and $6.75 billion in the second quarter of 2008.

Income from continuing operations attributable to Schlumberger, excluding charges, was $820 million—a decrease of 13% sequentially and 42% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges, was $0.68 versus $0.78 in the previous quarter, and $1.16 in the second quarter of 2008.

Income from continuing operations attributable to Schlumberger, including charges, was $613 million or $0.51 per share versus $0.78 in the previous quarter, and $1.16 in the second quarter of 2008.

Oilfield Services revenue of $4.96 billion was 9% lower sequentially and 18% lower year-on-year. Pretax segment operating income of $1.02 billion was 19% lower sequentially and 40% lower year-on-year.

WesternGeco revenue of $559 million was 1% higher sequentially but down 17% year-on-year. Pretax segment operating income of $97 million increased 77% sequentially but was 51% lower year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Compared to the first quarter, the overall sequential rate of revenue decline slowed as a further precipitous drop in North America was offset by slowing rates of decline and some recovery in other parts of the world. In Russia, revenue recovered noticeably due to seasonal trends and improving activity.

North American gas drilling in both the US and Canada reached a five-year low as demand remained weak and storage remained at levels way above seasonal averages. Whilst production has begun to show some decline and summer demand has been strong, it will still require a further substantial increase in demand to stimulate and sustain higher levels of drilling. We do not anticipate this will happen before 2010.

At WesternGeco, there was some recovery in Multiclient sales both in North America and overseas although this, together with increased activity in Land, was offset by weaker Marine revenue. Marine pricing continued to decline due to excess capacity in the market. Several new marine and land contracts were booked during the quarter giving better visibility on the next few months however multiclient sales remain difficult to forecast until there is better visibility on year-end oil prices.

Overall, our operating cost base declined approximately $300 million compared to the first quarter as cost reduction programs continued to be implemented. Careful management of both working capital and investment led to a liquidity improvement of $537 million in the quarter.

Our outlook for the remainder of 2009 assumes some stability but no major increase in the North American natural gas rig count and as a result service pricing will remain depressed. Overseas, further activity declines will occur but will be limited and the pricing concessions made in the first half of the year will affect revenues in the second half. The current volatility in the oil price makes it unlikely that our customers will sanction any major increases in expenditures.

We are aware that a number of projects are continuing to be postponed or cancelled. We are also concerned that the higher finding and development costs of new supply, coupled with lower oil and gas prices and more restrictive credit markets are stifling investment flows. This situation, if it persists, will lead to inadequate supply when demand growth returns. The shape of the economic recovery beyond 2009 and the consequent recovery in oil and gas demand remain the determining factors for future activity increases.”

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Schlumberger Announces Second-Quarter 2009 Results, page 2

Other Events:

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Schlumberger continued to reduce its global workforce as a result of the slowdown in oil and gas exploration and production spending and its effect on activity in the oilfield services sector. These actions resulted in Schlumberger recording charges of $0.07 per share during the second quarter of 2009, primarily related to severance. Furthermore, as a consequence of these workforce reductions, Schlumberger also recorded non-cash pension and other postretirement benefit curtailment charges of $0.10 per share during the quarter.

Schlumberger Announces Second-Quarter 2009 Results, page 3

Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Second Quarter		Six Months
For Periods Ended June 30	2009	2008	2009	2008

Revenue	$5,528	$6,746	$11,528	$13,036
Interest and other income, net (1)	60	97	137	199
Expenses
Cost of goods sold and services (2)	4,409	4,609	8,897	8,968
Research & engineering	197	197	386	389
Marketing	23	26	45	49
General & administrative	131	146	261	284
Interest	61	61	116	127

Income from Continuing Operations before taxes	767	1,804	1,960	3,418
Taxes on income (2)	152	378	404	686

Income from Continuing Operations	615	1,426	1,556	2,732
Discontinued Operations	—	—	—	38

Net Income	615	1,426	1,556	2,770
Net Income attributable to the noncontrolling interest	(2)	(6)	(4)	(12)

Net Income attributable to Schlumberger (2)	$613	$1,420	$1,552	$2,758

Schlumberger amounts attributable to:
Income from Continuing Operations	$613	$1,420	$1,552	$2,720
Discontinued Operations	—	—	—	38

Net Income	$613	$1,420	$1,552	$2,758

Diluted Earnings-Per-Share of Schlumberger:
Income from Continuing Operations	$0.51	$1.16	$1.28	$2.22
Discontinued Operations	—	—	—	0.03

Net Income	$0.51	$1.16	$1.28	$2.25

Average shares outstanding	1,197	1,195	1,197	1,196
Average shares outstanding assuming dilution	1,214	1,230	1,212	1,231

Depreciation & amortization included in expenses (3)	$626	$556	$1,235	$1,073

1)	Includes interest income of:

Second Quarter 2009 - $17 million (2008 - $25 million)

Six months 2009 - $36 million (2008 - $63 million)

2)	See page 7 for details of Charges.
3)	Including Multiclient seismic data cost.

Schlumberger Announces Second-Quarter 2009 Results, page 4

Condensed Consolidated Balance Sheet

	(Stated in millions)

	Jun. 30, 2009	Dec. 31, 2008
Assets
Current Assets
Cash and short-term investments	$4,411	$3,692
Other current assets	9,244	9,202

	13,655	12,894
Fixed income investments, held to maturity	464	470
Fixed assets	9,688	9,690
Multiclient seismic data	265	287
Goodwill	5,266	5,189
Other assets	3,622	3,461

	$32,960	$31,991

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,710	$5,268
Estimated liability for taxes on income	924	1,007
Bank loans and current portion of long-term debt	1,253	1,598
Convertible debentures	321	—
Dividend payable	253	252

	7,461	8,125
Convertible debentures	—	321
Other long-term debt	4,291	3,372
Postretirement benefits	1,596	2,369
Other liabilities	878	870

	14,226	15,057
Equity	18,734	16,934

	$32,960	$31,991

Schlumberger Announces Second-Quarter 2009 Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Six Months	2009
Net Debt, January 1, 2009	$(1,129)
Net income	1,556
Depreciation and amortization	1,235
Non-cash postretirement benefits curtailment charge	136
Excess of equity income over dividends received	(37)
Stock-based compensation expense	92
Increase in working capital requirements	(675)
Capital expenditure	(1,252)
Multiclient seismic data capitalized	(89)
Dividends paid	(502)
Proceeds from employee stock plans	43
Business acquisitions	(198)
Pension plan funding	(502)
Other	368
Translation effect on net debt	(36)

Net Debt, June 30, 2009	$(990)

Components of Net Debt	Jun. 30, 2009	Dec. 31, 2008
Cash and short-term investments	$4,411	$3,692
Fixed income investments, held to maturity	464	470
Bank loans and current portion of long-term debt	(1,253)	(1,598)
Convertible debentures	(321)	(321)
Other long-term debt	(4,291)	(3,372)

	$(990)	$(1,129)

Schlumberger Announces Second-Quarter 2009 Results, page 6

Business Review

(Stated in millions)

	Second Quarter			Six Months
	2009	2008	% chg	2009	2008	% chg

Oilfield Services

Revenue	$4,956	$6,066	(18)%	$10,395	$11,671	(11)%

Pretax Operating Income	$1,022	$1,704	(40)%	$2,278	$3,206	(29)%

WesternGeco

Revenue	$559	$671	(17)%	$1,110	$1,347	(18)%

Pretax Operating Income	$97	$196	(51)%	$151	$393	(61)%

Pretax operating income represents the segments’ income before taxes and noncontrolling interest. The pretax operating income excludes such items as corporate expenses and interest income and interest expense not allocated to the segments as well as the charges described on page 7, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs.

Schlumberger Announces Second-Quarter 2009 Results, page 7

Charges

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Second-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions, except per share amounts)

	Second Quarter 2009
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Income from Continuing Operations attributable to Schlumberger	$767	$152	$(2)	$613	$0.51
Add back charges:
- Workforce reduction	102	17	—	85	0.07	Cost of goods sold and services
- Postretirement benefits curtailment	136	14	—	122	0.10	Cost of goods sold and services

Income from Continuing Operations attributable to Schlumberger, before charges	$1,005	$183	$(2)	$820	$0.68

There were no charges in either the first quarter of 2009 or the first six months of 2008.

Schlumberger Announces Second-Quarter 2009 Results, page 8

Oilfield Services

Second-quarter revenue of $4.96 billion was 9% lower sequentially and 18% lower year-on-year driven by a 31% fall in North America moderated by a 3% decline internationally. The significant drop in North America revenue resulted primarily from a further decrease in activity in the US Land GeoMarket*, the impact of spring break-up and generally reduced drilling activity in Canada, and additional pricing erosion across the Area. The reduction in revenue across the other Areas was primarily due to lower overall activity levels, although improvements were noted in Russia, East Asia and Mexico/Central America. Across all Areas, revenue declines were most significant in Well Services, Drilling & Measurements and Wireline activities.

Second-quarter pretax operating income of $1.02 billion was 19% lower sequentially and 40% lower year-on-year. Pretax operating margin decreased 245 basis points (bps) sequentially to 20.6% primarily due to the impact of the severe reduction in activity and pricing in North America and the overall lower level of international activity.

North America

Revenue of $819 million was 31% lower sequentially and 43% lower year-on-year. Pretax operating income of $8 million was 95% lower sequentially and down 98% year-on-year.

Sequentially, the US Land GeoMarket recorded a further steep drop in revenue as rig count declined approximately 27% and pricing continued to erode. Canada GeoMarket revenue also dropped significantly due to the impact of the seasonal spring break-up, a general reduction in land drilling activity and significant pricing pressure. US Gulf of Mexico revenue fell modestly as lower pricing and a further weakening in shelf drilling activity were partially offset by slightly higher deepwater activity.

Pretax operating margin decreased sequentially by 12.7 percentage points to 1.0% on the heavy pricing pressure across most of the Area and the sharp drop in activity primarily in the US Land and Canada GeoMarkets.

A world record formation pressure-while-drilling job has been run in a deepwater Chevron well in the US Gulf of Mexico while recording formation pressures for pore pressure model calibration and mud weight optimization. The well was successfully drilled to total depth using PowerDrive X5* technology in 92 days, beating the plan by 40 days. During drilling, the StethoScope* tool took the deepest pressure measurement at a measured depth of 32,883 ft and set new records for formation and hydrostatic pressures.

In California, Schlumberger performed two StimMAP* Live real-time operations for Occidental Petroleum to monitor hydraulic fracture propagation on two wells each estimated to need five- to six-stage stimulations. During treatment of one of the wells, the StimMAP Live process indicated the fracture to be growing not only in the region of one stage but also in that of the next two stages planned. Occidental quickly increased the amount of proppant to be pumped to cover these stages thereby saving ten hours operating time.

In Alaska, Drilling & Measurements PowerDrive* rotary-steerable systems were used to achieve new levels of performance on two Chevron wells in the Cook Inlet. In one well, PowerDrive Xceed* technology was used to drill 4,015 ft in 253 hours in one run, while on the second the PowerDrive X5 system completed a single run of 2,599 ft in 100 hours. Both wells were drilled with zero non-productive time leading Chevron Alaska to comment that the performance represented a step change in drilling for this area.

Also in Alaska, the Schlumberger Wireline Multi Express* slim sonic tool was successfully deployed in a Chevron well to obtain compressional velocity data. The drilling operation required installation of a contingency liner in the well to counter difficult well conditions that prevented acquisition in open hole.

Schlumberger Announces Second-Quarter 2009 Results, page 9

In Louisiana, Schlumberger Drilling & Measurements directional drilling technologies were deployed on a complex directional well in the Haynesville Shale for Camterra Resources Partners Ltd. PowerDrive rotary-steerable tools were used to drill the well at temperatures of up to 318 deg F with rates of penetration nearly three times faster than previously achieved with conventional motors. Subsequent wells by this operator have been awarded to Schlumberger, with specialist extended-reach-drilling engineering expertise being provided by the Schlumberger K&M technology group, a leader in extended-reach drilling technology.

In the US Gulf of Mexico, Schlumberger Drilling & Measurements logging-while-drilling (LWD) services were used by a Joint Industry Project on a seven-well drilling program to evaluate gas hydrates. The project was operated by Chevron together with the US Department of Energy, the US Geological Survey (USGS), and Columbia University and used a custom bottom-hole assembly of sonicVISION*, TeleScope*, EcoScope*, PeriScope*, geoVISION* and SonicScope* advanced technologies. A multi-disciplinary team from Drilling & Measurements, Data & Consulting Services and the Schlumberger Technology Centers planned and executed the program in a tight 20-day drilling schedule. The USGS recognized the data sets as likely to contribute greatly to their understanding of gas hydrates.

Latin America

Revenue of $995 million was 3% lower sequentially and 6% lower year-on-year. Pretax operating income of $176 million was 13% lower sequentially and 28% lower year-on-year.

Sequentially, Area revenue decreased primarily as the result of significantly lower activity and the deferral of revenue pending finalization of certain contracts in the Venezuela/Trinidad & Tobago GeoMarket. This decrease, however, was partially offset by an increase in the Mexico/Central America GeoMarket from higher IPM project efficiency and activity.

Pretax operating margin decreased 206 bps sequentially to 17.6% primarily due to a less favorable revenue mix coupled with higher operating costs in the Brazil GeoMarket; currency revaluation losses and pricing pressure in the Peru/Colombia/Ecuador GeoMarket; and the impact of the lower activity in the Venezuela/Trinidad & Tobago GeoMarket. These decreases were partially offset by increased IPM project efficiency and activity in Mexico/Central America.

In Brazil, OGX awarded Schlumberger an integrated services contract to provide well construction engineering, project coordination, geomechanical modeling, openhole wireline logging, directional drilling, LWD, cementing, completions, well testing and artificial lift services on four offshore semisubmersible drilling rigs. The two-year contract with possible extensions covers operations on 11 blocks in the Santos and Campos basins. OGX is the largest Brazilian private E&P company by offshore exploratory acreage with 22 blocks in 4 sedimentary basins.

In Mexico, Schlumberger Drilling & Measurements technology set new records for performance. On one job offshore, the PowerDrive vorteX* powered rotary-steerable system achieved drilling rates of 75 ft/hr—representing a 50% improvement over that previously achieved—while the PowerDrive X5 system deployed on the Alianza IPM project set a new in-hole operating record for this technology of 266 circulating hours in a single run.

Also in Mexico, deployment of Schlumberger Wireline high-shot density guns loaded with PowerJet Omega* charges and run under the PURE* dynamic underbalanced perforating technique increased performance in a deep high-pressure, high-temperature carbonate well. The application demonstrated the superiority of the technique with production reaching 80% of potential immediately after perforation compared to a similar well perforated conventionally in the same field, which took three months to reach 60% of its potential.

Schlumberger Announces Second-Quarter 2009 Results, page 10

Elsewhere in Mexico, systematic application of Schlumberger Wireline downhole fluid analysis and fluid sampling using MDT* Modular Formation Dynamics Tester technology enabled reservoir compartmentalization to be assessed in the Pemex Perdiz field. In a recent well this formation-testing technology identified a new oil zone that was subsequently confirmed as productive. In addition, Schlumberger Wireline Rt Scanner* technology was run in the Pache and Perdiz fields to help localize mud losses due to drilling-induced fracturing and to evaluate the permeability ratio in the highly compartmentalized sands. The technology demonstrated that it is possible to measure the maximum horizontal stress with a resistivity tool to provide valuable information to optimize drilling and update geomechanical models.

In Ecuador, accurate well placement using Schlumberger Drilling & Measurements PeriScope imaging-while-drilling technology yielded a five-fold production increase while saving $800,000 on the Andes Petroleum Fanny-18B-120H horizontal well. A dedicated Data & Consulting Services team provided landing and navigation support around the clock from the client’s office to successfully place the well close to the roof of the reservoir in order to delay water influx. The combination of Schlumberger technology and expertise resulted in 100% net pay well placement with a maximum separation of 8.5 ft true vertical depth from the reservoir top.

In Peru, Schlumberger completed an extensive wireline logging program including heavy oil sampling for Perenco—successfully overcoming the logistical, environmental and technical challenges of a complex jungle operation in the Maranon basin. After executing a full logging suite that included Scanner* Family technology, 7 single-phase heavy oil samples and 10 water samples were successfully acquired.

Europe/CIS/Africa

Revenue of $1.78 billion was 1% lower sequentially and 14% lower year-on-year. Pretax operating income of $432 million was 8% lower sequentially and 26% lower year-on-year.

Sequentially, Russia revenue increased on the seasonal rebound of offshore activities in the East and generally improved activity levels in East and West Siberia as well as through higher sales of Artificial Lift and Completions products. The North Africa GeoMarket also increased on strong demand for Testing Services technologies and Completions products. These increases were offset by lower revenue in the Nigeria & Gulf of Guinea and the West & South Africa GeoMarkets due to reduced activity levels that mainly impacted Drilling & Measurements and Wireline services. The Caspian and North Sea GeoMarkets were down primarily due to reduced demand for Drilling & Measurements and Well Services technologies. Sequentially, revenue also declined in the Continental Europe GeoMarket due to lower SIS software sales as well as reduced demand for Drilling & Measurements, Wireline and Testing Services technologies.

Pretax operating margin of 24.2% dropped 172 bps sequentially primarily due to the lower activity levels and a less favorable revenue mix in the Nigeria & Gulf of Guinea, West & South Africa and North Sea GeoMarkets. These decreases, however, were partially offset by the improving activity levels in Russia.

Offshore Sakhalin Island, Russia, two more gas production wells were perforated on the Lunskoye gas field operated by the Sakhalin Energy Investment Company Ltd. The jobs were conducted using the Schlumberger Completion Insertion and Removal under Pressure technique on coiled tubing. The perforated intervals were shot with tubing-conveyed perforating guns fired using dual Hydraulic Delay Firing heads to enable the operation to be conducted in one run with the well underbalanced to prevent formation damage and potential well control risks.

Also in Russia, Schlumberger recently signed a technology cooperation agreement with OZNA—a leader in the oil well flow-metering business and a major supplier of surface pumping and injection systems for production optimization. As part of this agreement, OZNA becomes the exclusive provider of automated group metering stations using Schlumberger Testing Services proprietary Vx* technology for oilfield land applications in Russia and the CIS.

Schlumberger Announces Second-Quarter 2009 Results, page 11

Elsewhere in Russia, JSC Surgutneftegas awarded Schlumberger Data & Consulting Services and SIS a contract for development optimization of one of the largest oilfields in Russia. The contract includes consulting services, Petrel* workflow process and Eclipse* reservoir simulation software together with the required hardware. The project represents a continuation of a successful two-year cooperation and will help allow JSC Surgutneftegas to sustain production from the target oilfield, as well as acquire additional expertise through joint operations.

In Turkmenistan, new Schlumberger Drilling & Measurements technology including the StethoScope formation pressure-while-drilling service was deployed for Petronas Carigali on the Magtymguly Drilling Platform. Excellent service quality has led to a contract extension and potential application of the technology in future wells.

In Azerbaijan, Schlumberger Testing Services performed a complex offshore high-pressure, high-temperature well test for BP during which a number of technical challenges were overcome with innovative engineering solutions that led to excellent execution recognized by the client as a global standard. During the 14-week test, 2 drill-stem tests were run in the well, which had been drilled in 527 m of water to 6,568 m measured depth at a maximum deviation of 34 degrees.

In Libya, Schlumberger Drilling & Measurements EcoScope multifunction source-less LWD technology was deployed to log the first offshore exploration well for Repsol Exploration Murzuq S.A. The preliminary integrated petrophysical analysis performed while drilling enabled client objectives to be met while significantly decreasing exposure to drilling risks and contributing to proper reservoir characterization.

In the UK North Sea, Talisman Energy (UK) Limited awarded Schlumberger a three-year contract for Drilling & Measurements services on up to five platforms or semi-submersible rigs. The technologies to be deployed include PowerDrive rotary-steerable systems and Scope* Family advanced LWD tools.

In the Norwegian sector of the North Sea, Schlumberger completed an extensive wireline logging job for Shell on the Gro field which included seven runs to acquire comprehensive formation evaluation data together with fluid samples, sidewall cores and seismic check shots. The data, including Rt Scanner and Sonic Scanner* logs were transmitted in real time to refine details of subsequent runs. The MDT Modular Formations Dynamics Tester tests and samples contributed to a complete formation evaluation of the well, including estimation of the free water level. Operational highlights included meeting the customer’s Zero Incidents objective and operating for 206 hours with 98.8% efficiency.

In Equatorial Guinea, Schlumberger has been awarded a contract extension with further options by Hess Equatorial Guinea for Well Services, Drilling & Measurements and Wireline services. The extension introduces an incentive scheme to enhance performance and encourage innovation.

Middle East & Asia

Revenue of $1.31 billion was 5% lower sequentially and 9% lower year-on-year. Pretax operating income of $421 million was 8% lower sequentially and 20% lower year-on-year.

Sequentially, revenue decreased primarily due to lower activity in the Gulf GeoMarkets as well as in the East Mediterranean, Arabian, Indonesia, Australia/Papua New Guinea and India GeoMarkets. Pricing pressure also began to impact revenue. These decreases were partially offset by an increase in revenue in the East Asia GeoMarket on strong exploration-related demand for Testing Services, Wireline and Well Services technologies and a rebound in activity in the China/Japan/Korea GeoMarket following the winter slowdown in the prior quarter.

Pretax operating margin slipped 107 bps sequentially to 32.1% primarily as the result of the lower overall activity in the Area.

Schlumberger Announces Second-Quarter 2009 Results, page 12

In Saudi Arabia, a combination of Schlumberger Well Services and Wireline technologies was used in the Manifa field to demonstrate their viability in the stimulation of an extended-reach water-injection well. In a rig-less operation, coiled-tubing was run to acidize the injection zone of the 28,257-ft well with a VDA* Viscoelastic Diverting Acid treatment, before a memory production logging tool was used to record an injectivity test for water-injection planning purposes.

Also in Saudi Arabia, ACTive* Profiling, part of the Schlumberger Well Services ACTive Family of advanced real-time coiled-tubing services was deployed for the first time on a well for Saudi Aramco in the Khurais field on a matrix acidizing operation designed to stimulate tighter sections of the reservoir. Schlumberger Data & Consulting Services assisted in pre-job preparation and supplied well-site support that included interpretation of the ACTive Profiling distributed temperature surveys. All three laterals of well KHRS-176 were successfully stimulated resulting in production of 6,000 bopd—exceeding Saudi Aramco expectations.

In Abu Dhabi, Schlumberger Testing Services technologies were successfully deployed on the first Abu Dhabi Gas Development Company Limited (an ADNOC-ConocoPhillips joint venture) Arab Formation appraisal well under extreme well fluid and high temperature conditions. All well testing operations—including drill stem testing, sampling and well-site chemistry—were completed with no lost-time incidents in spite of natural gas compositions that included up to 26% hydrogen sulfide and 10% carbon dioxide at temperatures that reached 292 deg F. Many such gas fields in the Middle East are considered crucial in helping increase gas supply for electricity generation, heavy industry and petrochemical feedstocks.

Also in Abu Dhabi, Abu Dhabi Marine Operating Company (ADMA) is now using Petrel workflow process software 3D modeling for real-time geosteering in heterogeneous carbonate reservoirs. This allows the model to be updated in real-time with data from LWD technologies to assist the operations geologist achieve optimum well placement. The benefits include faster decisions to maximize drilling efficiency, reduce non-productive time, evaluate geological uncertainties and optimize production.

In Qatar, an innovative approach enabled Schlumberger Wireline to deploy a slim-hole tractor string to convey FlowScanner* production logging equipment in a horizontal well through quadruple blow-out preventers to avoid the flow choking limitations that affect other conveyance techniques. The first job was executed successfully, providing the client with a real-time flow profile along the entire openhole section of the well.

In the Malaysia-Thailand Joint Development Area, Schlumberger Well Services Vantage* coiled-tubing cable-head technology was successfully deployed for Carigali Hess Sdn. Bhd. on a nine-well perforating campaign that included four extended-reach wells—two of which required downhole tractoring technology to convey the guns to the desired depth. Combined with Schlumberger Wireline UPCT* Universal Perforating and Correlation technology, the higher rate pump-through capability of the Vantage system helped the campaign to be successfully completed five days ahead of schedule.

Following the success of Well Services StageFRAC* technology deployment on land in China for South West Oil & Gas Company in 2008, Schlumberger has been awarded two more multiple-stage StageFRAC projects—one in the GuanAn field and the second on a horizontal gas well in the HeChuan field. Elsewhere in China, a similar StageFRAC success on the North West China Dixi gas field has led to a further job award and to a new model being established for deep, naturally fissured volcanic formations.

In Australia, QGC—a BG Group business—has run hydraulic fracturing pilot operations in the Surat Basin in Queensland using Schlumberger Wireline VSI* Versatile Seismic Imager technology to aid understanding of how fractures propagate subsurface in coals to assist optimization of completion and hydraulic fracturing design. Schlumberger also acquired Wireline Sonic Scanner data for the first time in coal-seam gas fields in Australia to better understand fracture orientations and to obtain dynamic rock mechanics properties. The campaign has been recognized in reducing uncertainty over how fractures propagate in such complex environments.

Schlumberger Announces Second-Quarter 2009 Results, page 13

WesternGeco

Second-quarter revenue of $559 million increased 1% sequentially but decreased 17% year-on-year. Pretax operating income of $97 million increased 77% sequentially but was 51% lower year-on-year.

Sequentially, Multiclient revenue improved primarily in North America due to increased sales of the E-Octopus surveys, and in the North Sea following the announcement of licensing round awards. Land revenue increased slightly with the start of a new project in Asia. These increases were partially offset by a decrease in Marine revenue on weaker activity.

Pretax operating margin increased 7.4 percentage points sequentially to 17.3% primarily due to higher Multiclient sales and improved profitability in Marine as cost reduction initiatives more than offset the impact of the lower revenue.

In Oman, Petroleum Development Oman LLC (PDO) awarded WesternGeco a land seismic acquisition survey over a 3,000 sq km area in the south. The Waad survey marks the first WesternGeco land seismic acquisition contract with PDO since 2004.

Offshore Brazil, WesternGeco Electromagnetics has begun a multiclient controlled-source electromagnetic (CSEM) and magneto-telluric (MT) survey over the Potiguar and Ceara basins. Survey locations have been identified through seismic data and PetroMod* petroleum systems modeling technology. The resulting integrated data sets derived from joint interpretation of seismic, CSEM, MT and petroleum system model inputs will be available in Petrel workflow process software.

Offshore Australia, WesternGeco DISCover* Deep Interpolated Streamer Coverage technology has been successfully used to efficiently acquire broad bandwidth seismic data rich in low-frequency information without compromising high-frequency content. Low frequency content is extremely important for high quality inversion and geological interpretation and the technique shows great promise in areas with complex overburden and deep targets. The service is available across the Q-Marine* fleet.

Schlumberger Announces Second-Quarter 2009 Results, page 14

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 79,000 people representing over 140 nationalities and working in more than 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.16 billion in 2008. For more information, visit www.SLB.com.

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*	Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, July 24, 2009. The call is scheduled to begin at 3:00 pm Central European Summer Time (CEST), 9:00 am Eastern Daylight Time (EDT). To access the call, which is open to the public, please contact the conference call operator at +1-800-288-8967 within North America, or +1-612-332-0228 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available through August 24, 2009 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 100984.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com